                                                                    Exhibit 99.1

Company Press Release
Stamps.com Reports Second Quarter 1999 Financial Results

SANTA MONICA, Calif.--(BUSINESS WIRE)--July 21, 1999--Stamps.com, the innovator of Postage Server(TM) technology for the delivery of postage over the Internet, today reported an operating loss of $6.1 million for the second quarter ended June 30, 1999. This loss is consistent with Stamps.com's continuing progress towards its expected national launch later this year.

Net loss applicable to common shareholders was $5.7 million, or $0.66 per share, based on the weighted average number of 8.7 million common shares outstanding. Assuming the conversion of preferred stock at the respective dates of issuance, net loss would have been $0.19 per share, based on the weighted average number of 30.1 million common shares outstanding. Excluding the non-cash deferred compensation charge of $1.1 million, net loss would have been $4.6 million, or $0.53 per common share. The pro forma net loss per share is $0.15 excluding the non-cash deferred compensation charge.

``Stamps.com ended the second quarter with a number of strengths,'' said John Payne, president and chief executive officer of Stamps.com. ``We have a portfolio of strategic relationships with leading partners that includes AOL, Office Depot, Quicken.com and MySoftware Company. We are aggressively building an infrastructure for a world class brand and legendary customer service, and look forward to launching our service nationally later this year.''

Recent Events

July 19, 1999 -- Office Depot (NYSE: ODP - news), the world's largest seller of
                                     ---   ----
office products, announced it has selected Stamps.com as its preferred provider for the delivery of postage over the Internet. Under the partnership agreement, OfficeDepot.com will offer the Stamps.com Internet Postage service from its web site, offering Office Depot customers the ability to purchase and print postage directly over the Internet.

July 12, 1999 -- Stamps.com announced the appointment of Carolyn Ticknor, president and CEO of Hewlett-Packard Company's (NYSE: HWP - news) LaserJet
                                                      ---   ----
Imaging Systems to the Company's Board of Directors. The Company also welcomed former American Express (NYSE: AXP - news) executive Christopher Hylen to its
                               ---   ----
management team.

July 1, 1999 -- MySoftware Company (Nasdaq: MYSW - news) announced a strategic
                                            ----   ----
partnership with Stamps.com. Under the partnership agreement, MySoftware will integrate the Stamps.com Internet Postage service with its family of direct marketing software products, offering MySoftware's small business customers the ability to purchase and print postage directly over the Internet.

June 9, 1999 -- Intuit's (Nasdaq: INTU - news) Quicken.com and Stamps.com
                                  ----   ----
entered into an exclusive marketing and sponsorship agreement that makes Stamps.com the exclusive Internet Postage Partner on Quicken.com and Quicken.com Small Business.

About Stamps.com

Stamps.com (Nasdaq: STMP - news) is a leading provider of highly secure
                    ----   ----
transaction-oriented Internet services for small business, consumer and corporate users. Stamps.com partners include America Online, Inc. (AOL), Avery Dennison, Office Depot, Intuit's Quicken.com, Intel Corporation, MySoftware, Peachtree Software, Westvaco, and other leading Internet, office supply and technology companies.

Stamps.com is located at 3420 Ocean Park Blvd. Suite 1040, Santa Monica, CA 90405, tel (310) 581-7200, fax (310) 581-7500, ir@stamps.com and at
                                               -------------
www.stamps.com.
--------------

``Safe Harbor'' Statement under the Private Securities Litigation Reform Act of 1995: This release may contain forward-looking statements that involve risks and uncertainties. Important factors which could cause actual results to differ materially from those in the forward-looking statements are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's prospectus related to its initial public offering that was filed with the SEC on June 25, 1999.

                                                 Stamps.com Inc.
                                          (A Development Stage Company)
                                             Statements of Operations
                                                  (Unaudited)

                                                           Three Months       Three Months
                                                           Ended              Ended
                                                           June 30, 1999      June 30, 1998
Revenues                                                   $     -            $        -
Costs and expenses:
Research and development                                      1,518,839          172,437
General and administrative                                    4,550,446          331,912
Total costs and expenses                                      6,069,285          504,349
Loss from operations                                         (6,069,285)        (504,349)
Other income (expense):
    Interest expense                                            (48,698)            (465)
    Interest income                                             399,060              950
Net loss                                                    $(5,718,923)     $  (503,864)
Basic and diluted
 net loss per share                                         $     (0.66)          $(0.10)
Pro forma basic
 and diluted net loss per share                             $     (0.19)          $(0.05)
Weighted average shares
 outstanding used in basic
 and diluted
 per-share calculation                                        8,692,000        4,898,000
Weighted average shares
 outstanding used in
 pro forma basic and
 diluted per-share calculation                               30,054,000       10,541,000


                                          Selected Balance Sheet Items
                                              as of June 30, 1999
                                                  (Unaudited)

Cash & Equivalents                                          $71,661,995
Current Assets                                               73,032,856
   Total Assets                                             $76,125,578

Current Liabilities                                         $ 4,242,148
   Total Liabilities                                          4,408,114
Stockholder's Equity                                         71,717,464
   Total Liabilities & Equity                               $76,125,578

Contact:
  Stamps.com (Investor)
  Ken McBride, 310/581-7552
  ir@stamps.com
  -------------
  or
  Alexander Ogilvy Public Relations Worldwide (Media)
  Holly Fisher, 415/923-1660
  hfisher@alexanderogilvy.com
  ---------------------------